                                  Exhibit D-1

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION



                                     )
Edison Sault Electric Company        )            Docket No. EC00-___-000

                                     )



                 APPLICATION OF EDISON SAULT ELECTRIC COMPANY
                 FOR AUTHORIZATION TO TRANSFER JURISDICTIONAL
                  TRANSMISSION ASSETS PURSUANT TO SECTION 203
                           OF THE FEDERAL POWER ACT





Donald Sawruk                                Julie B. Greenisen
President                                    Antoine P. Cobb
Edison Sault Electric Company                Melissa L. Pignatelli
725 East Portage Avenue                      Troutman Sanders LLP
Sault Ste. Marie, MI 49783                   1300 I Street, N.W.
(906) 632-2271                               Suite 500 East
                                             Washington, D.C. 20005-3314
                                             (202) 274-2950 (telephone)
                                             (202) 274-2994 (facsimile)



Dated: August 28, 2000
       Washington, D.C.

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                 )
Edison Sault Electric Company    )            Docket No. EC00-___-000
                                 )

                 APPLICATION OF EDISON SAULT ELECTRIC COMPANY
                 FOR AUTHORIZATION TO TRANSFER JURISDICTIONAL
                  TRANSMISSION ASSETS PURSUANT TO SECTION 203
                           OF THE FEDERAL POWER ACT

          Pursuant to Section 203 of the Federal Power Act ("FPA")/1/ and Part 33 of the regulations of the Federal Energy Regulatory Commission ("FERC" or "Commission"),/2/ Edison Sault Electric Company ("Edison Sault") hereby tenders for filing the original and five copies of this application ("Application") for authorization to transfer ownership and operational control of its FERC-jurisdictional transmission assets ("Divestiture Transaction") to American Transmission Company LLC ("ATCLLC")./3/ ATCLLC is a Wisconsin limited liability company created pursuant to the State of Wisconsin's "Reliability 2000" legislation/4/ for the purpose of owning and operating the high voltage transmission system in Wisconsin. The assets that Edison Sault proposes to transfer to ATCLLC comprise the integrated, high-voltage (50kV and above) transmission system that Edison Sault currently owns and operates (the "Edison Sault Transmission System"). Pursuant to the Divestiture Transaction: (1) Edison Sault will divest its 100 percent interest in the Edison Sault Transmission System through the transfer of those assets

------------------
/1/ 16 U.S.C. (S) 824b (1994).

/2/ 18 C.F.R. (S) 33.1 et seq. (1999).

/3/ Edison Sault also seeks, to the extent necessary, authority to assign to ATCLLC all tariffs, contracts, books, and other records necessary to effectuate the Divestiture Transaction.

/4/ 1999 Wisconsin Act 9 ("Act 9");  Wis. Stats. (S) 196.485(3m).

to ATCLLC; and (2) ATCLLC will acquire operational control over the Edison Sault Transmission System.

          Act 9 requires ATCLLC to apply for all necessary approvals under state or federal law to begin operations on or before January 1, 2001./5/ Accordingly, Edison Sault hereby requests that the Commission review and approve the Divestiture Transaction on or before November 15, 2000, in order to accommodate closing the transfer in advance of the statutorily-required operations date of January 1, 2001.

          As shown below, the proposed transfer of the Edison Sault Transmission System to ATCLLC is consistent with the public interest and should be approved.

I.   BACKGROUND.

          Initially, six other entities are transferring assets to ATCLLC. In addition to Edison Sault, the following entities will transfer assets to ATCLLC by January 1, 2001: Wisconsin Electric Power Company ("WEPCO"), Wisconsin Power & Light Company ("WPL"), Wisconsin Public Service Corp. ("WPS"), South Beloit Water, Gas and Electric Company ("SBWGE"), Madison Gas & Electric Company ("MGE"), and Wisconsin Public Power Inc. ("WPPI") (collectively, the "Participating Entities"). WEPCO and WPL have already received authorization to transfer their jurisdictional facilities to ATCLLC. See Wisconsin Electric Power Co., 90 FERC (P) 61,346 (2000); Wisconsin Power & Light Co., 90 FERC (P) 61,347 (2000). SBWGE's Section 203 application to transfer its jurisdictional facilities to ATCLLC, which was filed in Docket No. EC00-120-000 on August 3, 2000, is presently pending

____________________________________

/5/ Wis. Stats. (S) 196.485(3m)(a)1.

before the Commission. Finally, MGE and WPS are concurrently filing a joint
Section 203 application to transfer their jurisdictional assets to ATCLLC.

          Through this Application, Edison Sault will join with the six other Participating Entities in forming ATCLLC. ATCLLC will be structured as a for-profit transmission company, and will own and control the contributed transmission systems in Eastern Wisconsin (i.e., that part of Wisconsin that is within the Mid-American Interconnected Network, Inc. ("MAIN")), and in certain portions of Illinois and the Upper Peninsula of Michigan. Except for WPPI, all of the Participating Entities are investor-owned utilities, and will receive equity ownership interests in ATCLLC in proportion to the net book value of the transmission facilities that they contribute. Because WPPI does not own any transmission facilities, it will contribute cash to ATCLLC and will receive an equity ownership interest in ATCLLC approximately/6/ in proportion to the cash it contributes./7/

          On July 31, 2000, ATCLLC filed an application for acceptance of its open access transmission tariff. ATCLLC's application and the transmission rates contained therein are premised, in part, on the Commission's approval of Edison Sault's proposed transfer of facilities as outlined in this Section 203 application. ATCLLC's application is pending before the Commission in Docket No. ER00-3316-000.

____________________

/6/ To account for tax adjustments, WPPI's ownership interest will be slightly less than the proportionate amount of cash it contributes to ATCLLC.

/7/ WPPI is a municipal joint action agency organized pursuant to Wis. Stats.
(S) 66.073. WPPI provides bulk power, energy, and other services to its thirty municipal member-owners. These members are located within the service territories of the four large investor-owned utilities in Wisconsin: Northern States Power Company-Wisconsin ("NSP-Wisconsin"), WEPCO, WPS and WPL. Each member of WPPI is a Wisconsin municipality that operates its own municipal electric utility and distributes electricity at retail to the residences, businesses, and industries in and around its municipality. WPPI supplies the bulk power and energy requirements of its municipal members from generation resources owned by WPPI and through purchased power contracts. WPPI owns no transmission facilities.

          Edison Sault notes that neither it nor ATCLLC proposes that ATCLLC, by itself, will qualify as a Commission-approved Regional Transmission Organization ("RTO") under Order No. 2000./8/ ATCLLC and its member utilities, including Edison Sault, will satisfy Order No. 2000 RTO requirements by joining the Midwest Independent Transmission System Operator, Inc. ("Midwest ISO") and transferring operational control of the ATCLLC transmission assets to the Midwest ISO as soon as the Midwest ISO begins operations./9/ Edison Sault notes that on December 29, 1999, in Docket No. EC98-24, WEPCO notified the Commission that the Edison Sault Transmission System would join the pool of facilities to be operated by the Midwest ISO when the Midwest ISO commences operations on November 1, 2001. It is Edison Sault's understanding that the Midwest ISO intends to qualify itself as an RTO.

          Currently, Edison Sault has only one transmission customer, Cloverland Electric Cooperative ("Cloverland"). Cloverland takes service under a pre-Order No. 888/10/ transmission agreement - the Transmission Coordination Agreement ("TCA"). Cloverland has the ability to transfer its transmission assets to ATCLLC and become a participating entity in ATCLLC. In fact, Edison Sault understands that Cloverland is actively considering this option at this time. However, because Cloverland has not yet made the decision to transfer its assets to ATCLLC, Edison Sault proposes in this application to assign the TCA to ATCLLC, such that Cloverland

_____________________

/8/ Regional Transmission Organizations, Order No. 2000, 65 Fed. Reg. 809, FERC Stats. & Regs. (Regulations Preambles) (P) 31,089, order on reh'g, Order No. 2000-A, 65 Fed. Reg. 12088, FERC Stats. & Regs. (Regulations Preambles) (P) 31,092 (2000).

/9/ See Wis. Stats. (S) 196.485(3m)(a)1.d. and e.

/10/ See Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, FERC Stats. & Regs. (Regulations Preambles) (P) 31,036 (1996), order on reh'g, Order No. 888-A, III FERC Stats. & Regs. (P) 31,048 (1997), order on reh'g, Order No. 888-B, 81 FERC
(P) 61,248 (1997), order on reh'g, Order No. 888-
will have the ability to continue to receive transmission service as provided in the TCA, with ATCLLC taking over Edison Sault's rights and responsibilities under the contract. By transferring the TCA to ATCLLC, Cloverland will be able to continue to receive service as originally contemplated under the agreement.

          As demonstrated below, the Divestiture Transaction fully satisfies the standards set forth in Order No. 592,/11/ and is consistent with the public interest. Moreover, the Commission has already authorized as consistent with the public interest similar transactions by WEPCO/12/ and by WPL./12/ In addition, as discussed in Section VI.A.2, Edison Sault plans to take appropriate steps to ensure that its only transmission customer - Cloverland - is not harmed by the Divestiture Transaction. Edison Sault therefore respectfully requests that the Commission approve this Application without an evidentiary hearing by November 15, 2000.


________________________________________________________________________________

C, 82 FERC (P) 61,046 (1998).

/11/ Inquiry Concerning the Commission's Merger Policy Under the Federal Power
Act: Policy Statement, FERC Stats & Regs. (Regulations Preambles) (P) 31,044
(1996), order on reconsideration, Order No. 592-A, 79 FERC (P) 61,321 (1997) ("Merger Policy Statement"). The Commission recently issued a Notice of Proposed Rulemaking that sets forth specific filing requirements and revisions to the
Part 33 filing requirements consistent with the Merger Policy Statement. See Revised Filing Requirements Under Part 33 of the Commission's Regulations, IV FERC Stats. & Regs. (P) 32,528 (1998) ("Merger Filing NOPR"). Although these proposed regulations have not gone into effect, Edison Sault has attempted to conform this filing to the principles articulated in the Merger Filing NOPR to the extent practical.

/12/ Wisconsin Electric Power Company, 90 FERC (P) 61,346 (2000). When WEPCO requested Section 203 approval of the Divestiture Transaction, the details of the transaction were not yet finalized. Nonetheless, in Wisconsin Electric, the Commission granted Section 203 approval to WEPCO for the transfer of its transmission and related assets to a transmission company which would be a member of the Midwest Independent Transmission System Operator, Inc. ("Midwest ISO"). This application of WEPCO's affiliate Edison Sault will serve as notice to the Commission of the form of corporate transfer that will also be utilized by WEPCO to effectuate the transaction approved by the Commission in Wisconsin Electric. Pursuant to the same transaction form utilized by the other Participating Entities, WEPCO will transfer to ATCLLC its transmission assets, as well as all related tariffs, contracts, books, records, and accounts necessary to effectuate the transfer.

/13/ Wisconsin Power & Light Company, 90 FERC (P) 61,347 (2000).

II.  DESCRIPTION OF APPLICANT.

     A.   EDISON SAULT AND ITS RELEVANT AFFILIATES.

          1.  Wisconsin Energy Corporation.

          Edison Sault is a wholly owned subsidiary of Wisconsin Energy Corporation ("Wisconsin Energy"). Wisconsin Energy is a public utility holding company exempt from registration under Section 3(a)(1) of the Public Utility Holding Company Act of 1935, 15 U.S.C. (S) 79c(a)(1) ("PUHCA"). Wisconsin Energy does not directly own, operate, or control any facilities used for the generation, transmission, or distribution of electric energy in interstate commerce. Wisconsin Energy has five subsidiaries, described below, which own FPA-jurisdictional facilities.

          2.  Edison Sault Electric Company.

          Edison Sault is a direct, wholly owned subsidiary of Wisconsin Energy. Edison Sault is a public utility operating company that owns electric generation, transmission, and distribution facilities located in the State of Michigan. Edison Sault provides retail electric service to approximately 22,000 customers located on Michigan's Eastern Upper Peninsula. Edison Sault's retail operations are subject to the jurisdiction of the Michigan Public Service Commission ("MPSC"). Edison Sault also transmits and sells electric energy at wholesale subject to the Commission's jurisdiction under Part II of the FPA. In addition to its generating assets, Edison Sault owns approximately 340 miles of transmission facilities with ratings from 69 to 138 kilovolts ("kV"). These facilities are interconnected with WEPCO, Upper Peninsula Power Company, Consumers Energy Company and Cloverland. Edison Sault is a member of the

East Central Area Reliability Council and, on December 29, 1999, filed with this Commission its request to become a member of Midwest ISO./14/

          3.  Wisconsin Electric Power Company.

          WEPCO is a public utility operating company that owns electric generation, transmission, and distribution facilities, as well as natural gas distribution facilities. These facilities are located in the States of Wisconsin and Michigan. WEPCO provides retail electric service to approximately one million customers and retail natural gas service to approximately 400,000 customers located throughout portions of southeastern, central and northern Wisconsin and the Upper Peninsula of Michigan. WEPCO also sells steam service to about 450 customers in Milwaukee County. WEPCO's retail operations are subject to the jurisdiction of the Public Service Commission of Wisconsin ("PSCW"), and the MPSC. WEPCO also transmits and sells electric energy at wholesale subject to the Commission's jurisdiction under Part II of the FPA.

          In addition to its generating assets, WEPCO owns approximately 2,870 miles of transmission facilities with ratings from 69 to 345kV. These facilities are interconnected with the following entities: Edison Sault, Commonwealth Edison Company, MGE, Marquette Board of Public Utilities, NSP-Wisconsin, Upper Peninsula Power Company, WPL, WPPI, and WPS. WEPCO is a member of MAIN and is a participant in the Midwest ISO.

          4.  Wisvest Corporation.

          Wisvest Corporation ("Wisvest") is a wholly owned subsidiary of Wisconsin Energy. Through its own wholly owned subsidiary, Wisvest-Connecticut, L.L.C. ("Wisvest-Connecticut"), Wisvest owns an indirect 100 percent interest in certain generating facilities

_____________________

/14/ Letter from Dale A. Landgren to Secretary David P. Boergers, Dated December 29, 1999 (Docket No. EC98-24).

formerly owned by United Illuminating Company./15/ The Commission has authorized Wisvest-Connecticut to engage in sales of electric energy at wholesale and sales of ancillary services at market-based rates within the energy market administered by ISO-New England, Inc./16/ Wisvest-Connecticut is an "exempt wholesale generator" as defined in Section 32 of PUHCA.

          5.  Minergy Corporation.

          Minergy Corp. ("Minergy") is a wholly owned subsidiary of Wisconsin Energy engaged in the business of marketing technologies designed to convert high-volume industrial and municipal waste into value-added products. Through a wholly owned subsidiary, Minergy Neenah, L.L.C. ("Minergy Neenah"), Minergy owns an indirect 100 percent interest in a facility that recycles paper mill sludge into glass aggregate and steam. A portion of the steam is sold to a paper mill for processing and the remainder is used to generate electric energy. The Commission has authorized Minergy Neenah to engage in sales of electric energy at wholesale at market-based rates./17/ Minergy Neenah is an "exempt wholesale generator" as defined in Section 32 of PUHCA.

          6.  Griffin Power Marketing, L.L.C.

          Griffin Power Marketing, L.L.C. ("Griffin Power") is an indirect wholly owned subsidiary of Wisconsin Energy engaged in the business of brokering and marketing electric energy and power, natural gas, and other energy services at wholesale and retail throughout

____________________

/15/ See United Illuminating Co., 86 FERC (P) 62,162 (1999).
/16/ See Wisvest-Connecticut, L.L.C., 86 FERC (P)  61,133 (1999).
/17/ Minergy Neenah, L.L.C., Docket No. ER99-3125-000.

North America. The Commission authorized Griffin Power to make wholesale sales of power and at market-based rates in Docket No. ER97-4168-000./18/

III.  DESCRIPTION OF AMERICAN TRANSMISSION COMPANY LLC AND ATC MANAGEMENT INC.

      A.  AMERICAN TRANSMISSION COMPANY LLC.

          As noted above, ATCLLC is a Wisconsin limited liability company created by specific legislative mandate through Act 9. While beginning as an affiliated transmission company wholly owned by the Participating Entities, ATCLLC has the capability to evolve into a publicly owned, for-profit, multi-state transmission company. This could be accomplished through a public stock offering that would reduce the percentage of ATCLLC's equity that its member utilities own. ATCLLC also will be able to increase its membership and expand the scope of its operations by adapting its structure as necessary to encourage other transmission owners within the region to transfer ownership or operational control of their facilities to ATCLLC.

          The original owners of ATCLLC have agreed not to sell their equity interests in ATCLLC for a period of three years following the initial day of operations (January 1, 2001). A participant may, however, offer all or a portion of its interest to the other participants at ATCLLC's then existing net book value./19/ Each participant will have the right to purchase the

_______________________

/18/ See Griffin Power Marketing, L.L.C., 81 FERC (P) 61,133 (1997).

/19/ Any participant, however, may transfer its interest to a 100%-owned affiliate at any time. WPPI will be permitted, if it chooses, to transfer its interest to another entity owned by its members. Transfers of ownership by operation of law, such as merger or consolidation, or in connection with the sale of all or substantially all of the assets of the participant, are also permitted.

offered interest to the extent of its pro rata interest. Any participant can increase the percentage of its ownership if the other participants elect not to purchase their share of the offered interest.

          Act 9 imposes certain ownership and governance requirements on transmission companies. In accordance with Act 9, ATC Management Inc., the corporate manager of ATCLLC (see III.B. below) will have no less than 5 and no more than 14 managers or directors (which may be modified by an unanimous vote of the managers or directors)./20/ Also as provided in Act 9, at least 4 managers or directors will be independent, i.e., "not directors, employees or independent contractors of a person engaged in the production, sale, marketing, transmission or distribution of electricity or natural gas or of an affiliate of such a person."/21/ Certain statutory restrictions are also placed on the number of managers or directors that each company can appoint for the ten-year period after start-up. Act 9 states that each of the following may appoint one manager or director for a one-year term: (1) each non-transmission utility security holder that owns ten percent or more of the outstanding voting securities of the transmission company; (2) each group of non-transmission utility security holders that, as a group, owns ten percent or more of the outstanding voting securities; (3) each electric utility, transmission dependent utility and retail electric cooperative that holds at least five percent equity interest; and (4) each transmission utility security holder./22/

          ATCLLC may not sell or merge its assets with another person unless they are sold, transferred, or merged on "an integrated basis" and in a manner that ensures that the

___________________________

/20/ Wis. Stats. (S) 196.485(3m)(c)1.

/21/ Wis. Stats. (S) 196.485(3m)(c)2.

/22/ Wis. Stats. (S) 196.485(3m)(c)3. "Transmission utility security holder" means "a person that is a security holder of a transmission company, is an investor-owned transmission utility in the transmission area and has contributed its transmission facilities to the transmission company." Wis. Stats. 196.485(1)j.

transmission facilities in Eastern Wisconsin are planned, operated, maintained, and controlled as a single transmission system./23/ ATCLLC does not seek to qualify as an independent system operator ("ISO") or RTO. As noted above, ATCLLC will satisfy Order No. 2000 RTO requirements by joining the Midwest ISO.

          As ordained by Act 9, key provisions relating to the structure and operation of ATCLLC include:

          . A requirement to contract back with contributing transmission owners for operating and maintenance services for at least three years. Non-supervisory utility employees will have certain job rights after the three years;/24/

          . A requirement to join the Midwest ISO and apply to operate as a single rate zone under the Midwest ISO tariff for at least six years;/25/

          . A prohibition against bypassing distribution systems and against providing service to retail customers;/26/

          . A prohibition against owning generation or participating in the wholesale power market (with specific exceptions for procuring or reselling ancillary services, redispatch or control area functions);/27/ and

          . A requirement that the governing board will consist of representatives of member entities, and that independent members will be elected by shareholder vote./28/

          The affairs of ATCLLC will be governed by an LLC Operating Agreement, which will be executed by all of the Participating Entities and any other utilities that contribute transmission assets or cash to ATCLLC. The LLC Operating Agreement will also establish the

_______________________________________

/23/ Wis. Stats. (S) 196.485(3m)(a)2.a.

/24/ Wis. Stats. (S) 196.485(3m)(a)1.b.

/25/ Wis. Stats. (S) 196.485(3m)(a)1.d.-f.

/26/ Wis. Stats. (S) 196.485(3m)(a)2.b.

/27/ Wis. Stats. (S) 196.485(3m)(a)2.c.

/28/ Wis. Stats. (S) 196.485(3m)(c).

respective ownership shares of the members, their contribution obligations and their interest in distributions. As discussed above, the LLC Operating Agreement will also place certain restrictions on the transfer of members' interests. Finally, the LLC Operating Agreement will specify that ATC Management Inc. (also referred to as the "Corporate Manager" or "CM") will manage the day-to-day operations of ATCLLC.

     B.   ATC MANAGEMENT INC.

          ATC Management Inc. will manage ATCLLC. The CM was organized as a corporation under Wisconsin law on June 12, 2000. The CM will be a member of ATCLLC and will be owned by the Participating Entities. All ATCLLC decisions will be effected through and undertaken by the CM. The CM will employ all personnel necessary to operate the ATCLLC./29/ All of the CM's costs and expenses will be treated as ATCLLC expenses.

          Prior to its initial date of operation (January 1, 2001), the CM will amend its articles of incorporation in accordance with the Amended and Restated Articles of Incorporation, which will provide for two classes of shares: Class A shares, which will initially be held in substantially the same proportion that interests are held in ATCLLC, and Class B shares, one of which will be held by each Wisconsin member of ATCLLC. The Bylaws of the CM establish the right of the Class B shareholders to elect the Board of Directors of the CM until a public offering, at which time a majority of the Board would be elected by the Class A shares held by the public. Until that time, the CM and the Class B shareholders will enter into shareholders agreements setting forth the procedures by which those shareholders will elect directors in accordance with Act 9.

_____________________

/29/ Mr. Jose M. Delgado has been appointed as the Chief Executive Officer of the CM.

          The diagram below shows the relationship between ATCLLC and the corporate manager. It also shows the manner in which utilities may transfer assets or cash in exchange for membership interests in the LLC and the CM.

                               OWNERSHIP DIAGRAM
                               -----------------


                       [OWNERSHIP DIAGRAM APPEARS HERE]

IV.  OVERVIEW OF THE PROPOSED DIVESTITURE TRANSACTION.

          Edison Sault will transfer the Edison Sault Transmission System to ATCLLC in exchange for an equity interest in ATCLLC. The Edison Sault Transmission System will be valued at its "Contribution Value," which generally is defined as original cost less accumulated depreciation, as adjusted for deferred taxes, excess deferred taxes and deferred investment tax credits. Thus, the Edison Sault Transmission System will be valued at its net book value,/30/ and Edison Sault will contribute along with the Edison Sault Transmission System, the associated deferred tax reserves and investment tax credits.

          As noted above, the Edison Sault Transmission System consists of Edison Sault's FERC-jurisdictional transmission assets. Generally, this includes all of Edison Sault's transmission facilities rated at 50kV and above, including specifically the following assets:

          .   Transmission lines (including towers, poles, and conductors);

          .   Transformers with voltage ratings of 50kV and above;

          . Lines providing connections to generation sources and step-up (plant) substations;

          . Radial taps from the transmission system up to, but not including, the facilities that establish the final connection to distribution facilities or retail customers;

          .   Mobile capacitor banks with voltage ratings of 50kV and above;

          .   Substations that exclusively provide a transmission function;/31/

          . Voltage control devices and power flow control devices directly connected to the transmission system; and

          .   Certain equipment spares for transmission facilities.

________________________

/30/ Transmission facilities contributed to ATCLLC must be "valued at net book value determined on the basis of the regulated books of account at the time of the transfer." Wis. Stats. (S) 196.485(5)(b)7.

/31/ For substations and other facilities that provide both a transmission and distribution function, Edison Sault will enter into an agreement allowing ATCLLC to use the transmission portion of the facility.

The individual physical FERC-jurisdictional Transmission Assets that are the subject of this filing are listed in Attachment 1 hereto.

          Edison Sault will also transfer to ATCLLC related tariffs, contracts, books, and records. It is presently contemplated that Edison Sault and ATCLLC will enter into an Asset Contribution Agreement, which will specify the conveyance documents whereby the underlying real estate and personal property will be conveyed or assigned to ATCLLC./32/


          Act 9 requires that ATCLLC and the contributing utilities structure the transfer to avoid or minimize material adverse tax consequences to the public utility affiliate/33/ and, to the extent practicable, ensure that the structure of the transfer satisfies the requirements of the Internal Revenue Service for a tax-free transfer. To meet these requirements, Edison Sault may choose to transfer the Edison Sault Transmission System to ATCLLC by first transferring the assets to an affiliated company that will ultimately transfer the Edison Sault Transmission System to ATCLLC.

V.   COMMISSION'S PART 33 FILING REQUIREMENTS.

     A.   APPLICANT'S NAME AND PRINCIPAL PLACE OF BUSINESS.

          Edison Sault Electric Company is a Michigan corporation with its principal place of business at 725 East Portage Avenue, Sault Ste. Marie, MI 49783.

__________________

/32/ Act 9 requires the transfer of certain transmission-related "land rights" (i.e., rights of way, easements, and fee ownership) to ATCLLC. Wis. Stats. (S) 196.485(5)(c). Edison Sault will transfer to ATCLLC the rights of way associated with the Edison Sault Transmission System.

/33/ Wis. Stats. (S)  196.485(5)(b)(2)(a) and (b).

     B. NAMES AND ADDRESSES OF THE PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS WITH RESPECT TO THE APPLICATION.


         Edison Sault respectfully requests that notices, correspondence, and other communications concerning this Application be directed to the following persons:

                    Antoine P. Cobb
                    Troutman Sanders LLP
                    1300 I Street, N.W., Suite 500 East
                    Washington, D.C. 20005-3314
                    (202) 274-2950 (telephone)
                    (202) 274-2994 (facsimile)

                    Donald Sawruk, President
                    Edison Sault Electric Company
                    725 East Portage Avenue
                    Sault Ste. Marie, MI 49783
                    (906) 632-2271

     C.  DESIGNATION OF TERRITORIES SERVED, BY COUNTIES AND STATES.

         Edison Sault respectfully requests waiver of the Commission's requirement in 18 C.F.R. (S) 33.2(c) that it designate territories served. In the recent Merger NOPR Filing, the Commission proposed to streamline applicants' filing responsibilities and "eliminate ... unnecessary or inapplicable information requirements." See IV FERC Stats. & Regs. (Proposed Regulations)
(P) 32,528 at 33,364. No franchises will be transferred as part of the Divestiture Transaction and, thus, Edison Sault's service territory will not change. Accordingly, Edison Sault respectfully submits that good cause exists to grant this request for waiver.

     D.  DESCRIPTION OF JURISDICTIONAL FACILITIES.

         Edison Sault owns facilities for the production, transmission, and distribution of electric energy and power. Edison Sault also owns books and records and has on file with the Commission agreements, rate schedules, and tariffs pursuant to which it provides transmission service at wholesale. The individual physical FERC-jurisdictional Transmission Assets that are the subject of this filing (listed in Attachment 1 hereto) generally consist of the following:

         . Transmission lines (including towers, poles and conductors);

         . Transformers with voltage ratings of 50kV and above;

         . Lines providing connections to generation sources and step-up (plant) substations;

         . Radial taps that are 50kV or above (up to, but not including, the facilities that establish the final circuit connection to distribution facilities for retail customers);

         . Mobile capacitor banks with voltage ratings of 50kV and above;

         . Substations that exclusively provide a transmission function;

         . Associated voltage control devices and power flow control devices directly connected to the transmission system; and

         . Certain equipment spares for transmission facilities.

     E.  DESCRIPTION OF TRANSACTION AND STATEMENT AS TO CONSIDERATION.

         For a detailed description of the transaction and statement as to consideration, refer to the discussion in Section IV. The consideration for the Divestiture Transaction will be an amount equal to the net book value of the Edison Sault Transmission System, as adjusted for deferred taxes, excess deferred taxes and deferred investment tax credits, taken as an equity ownership interest in ATCLLC.

     F.  DESCRIPTION OF THE FACILITIES TO BE DISPOSED OF, CONSOLIDATED OR
         MERGED.

         As noted above in Section V.D, the facilities that Edison Sault will transfer to ATCLLC include the facilities listed in Attachment 1 hereto. The assets to be transferred also include general and intangible plant assets associated with Edison Sault's transmission operations, including certain plant materials, inventory, and operating supplies. These assets include not only real property, plant assets, and equipment constituting the Edison Sault Transmission System, but also certain vehicles and other motor-operated equipment, tools, computers, software, testing equipment, communications equipment, furniture, and certain other personal property used by Edison Sault in performing the transmission function. In addition, the Edison Sault Transmission System includes all tariffs, service agreements, books, and records that will be necessary for ATCLLC to provide transmission service under the terms and conditions of the ATCLLC open access transmission tariff.

     G.  STATEMENT OF THE COST OF THE FACILITIES INVOLVED IN THE TRANSACTION.

         Edison Sault respectfully requests waiver of the Commission's requirement in 18 C.F.R. (S) 33.2(g). As noted above, the "purchase price" for the Edison Sault Transmission System is equal to the Contribution Value of the facilities (i.e., the net book value), as adjusted for deferred taxes, excess deferred taxes, and deferred investment tax credits.

     H. STATEMENT AS TO THE EFFECT OF THE SALE OR TRANSFER UPON ANY CONTRACT FOR THE PURCHASE, SALE OR INTERCHANGE OF ELECTRIC ENERGY.

         As discussed in Section I, supra, the Divestiture Transaction will not have a detrimental effect on Edison Sault's only transmission customer (Cloverland), which can continue to receive service as provided under the TCA from ATCLLC. As discussed herein, Edison Sault will take network integration transmission service from ATCLLC under the ATCLLC OATT necessary to serve its load.

     I.  STATEMENT AS TO THE OTHER REQUIRED REGULATORY APPROVALS.

         The following are the other regulatory approvals required in conjunction with the transfer of jurisdictional assets described in this Application.

         .   Edison Sault will require an order from the Commission under
             Section 205 of the FPA accepting for filing an Interconnection Agreement to be negotiated between Edison Sault and ATCLLC;

         . Edison Sault will require an order from the Commission to assign, to amend, or to terminate the Transmission Coordination Agreement with Cloverland;

         . Edison Sault may require approvals from the Securities and Exchange Commission; and

         . Within six (6) months following the filing of this Application, Edison Sault must file an application for an order from the MPSC approving the proposed accounting treatment of the Divestiture Transaction.

     J. FACTS SHOWING THAT THE PROPOSED TRANSACTIONS WILL BE CONSISTENT WITH THE PUBLIC INTEREST.

         See Section VI below.

     K.  BRIEF STATEMENT OF FRANCHISES HELD.

         See Section V.C. above.

     L.  FORM OF NOTICE.

         A form of notice suitable for publication in the Federal Register is attached to the transmittal letter accompanying this Application. In addition, an electronic version of this notice on a 3.5-inch computer diskette in WordPerfect format is enclosed with this filing.

VI.  THE DIVESTITURE TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST.

         The Divestiture Transaction is consistent with the public interest and therefore should be approved under Section 203 of the FPA./34/ As a general matter, when reviewing corporate transactions under Section 203 of the FPA, the Commission has undertaken a public interest evaluation pursuant to the three-pronged test set forth in the Merger Policy Statement./35/ Under this test, the Commission examines the proposed transaction's effect on competition, on rates, and on regulation. Id.

         The proposed transaction satisfies the public interest requirements set forth in the Commission's Merger Policy Statement, as it: (i) will have a beneficial effect on competition in the electric generation industry and no adverse impact whatsoever on the regulated transmission


_______________________

/34/ Section 203(a) of the FPA, 16 U.S.C. (S) 824b, states:

          No public utility shall sell, lease, or otherwise dispose of ... its facilities subject to the jurisdiction of the Commission ... or by any means whatsoever, directly or indirectly merge or consolidate such facilities or any part hereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing to do so ... After notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest it shall approve the same.

/35/ FERC Stats. & Regs. (Regulations Preambles) at 30,116-125. Cambridge Electric Light Company, et al., 85 FERC (P) 61,217 (1998); New England Power Company, et al., 82 FERC (P) 61,179 (1998), on reh'g, 83 FERC (P) 61,275 (1998);
Boston Edison Company, 82 FERC (P) 61,311 (1998); Long Island Lighting Company, 82 FERC (P) 61,129 (1998).

industry; (ii) will have a beneficial or neutral impact on rates; and (iii) will have no negative impact on regulation at either the state or federal level. Moreover, the proposed transaction furthers the policies reflected in Order Nos. 888 and 889, and provides a vehicle for Edison Sault (and the other Participating Entities) to meet the requirements of Order No. 2000.

     A. THE TRANSACTION MEETS THE REQUIREMENTS OF THE COMMISSION'S MERGER POLICY STATEMENT.

         As noted above, the Merger Policy Statement, sets forth the regulatory framework for evaluating proposed transactions under Section 203 of the FPA./36/ Specifically, the Commission examines three factors in analyzing whether a proposed transaction is consistent with the public interest: (1) the effect on competition; (2) the effects on rates; and (3) the effect on regulation. Consideration of these factors, as applied to the facts set forth in the instant Application, demonstrates that the Divestiture Transaction is consistent with the public interest and, therefore, the Divestiture Transaction should be approved by the Commission.

         1.   Competition Will be Unaffected or Enhanced.

         In the recent Merger Filing NOPR, the Commission noted that its "competitive concerns in any type of merger involving jurisdictional electric utilities is whether the merger will result in higher prices or reduced output in electricity markets."/37/ To evaluate this concern, the Merger Policy Statement sets forth specific questions which parties are required to address in order to determine if a proposed transaction is "consistent with the public interest." The fundamental inquiry is: does the merger substantially reduce the alternatives available to buyers of a product or service, relative to those existing prior to the merger and will reduction in the alternatives reduce substantially the degree of competition in the market?


______________________

/36/ See FERC Stats. & Regs. (Regulations Preambles) at 30,116-125.

         The Commission requires that merging parties submit a competitive screen analysis in answering this question. Because the proposed Divestiture Transaction does not involve the merger of public utilities, and will not have any adverse effect on competition in the markets for generation and transmission services, Edison Sault has not submitted a competitive screen analysis as described in Appendix A of the Merger Policy Statement. Specifically, there is no need for a competitive screen analysis because there will be no new generation market "overlaps" or consolidations resulting from the Divestiture Transaction. In fact, just the opposite will occur. Because Edison Sault is going beyond the requirements of Order No. 888 by engaging in a corporate unbundling transaction, and intends that ATCLLC will transfer operation and control of the divested transmission facilities to the Midwest ISO (consistent with requirements of Order No. 2000), generation markets should become less concentrated. The increase in non-discriminatory transmission access and availability resulting from the Divestiture Transaction should expand the geographic scope of relevant generation markets, providing greater sources of supply.

         Furthermore, the Divestiture Transaction does not itself involve any disposition of generating assets. Therefore, the transaction can have no negative competitive impact on the generation market, as generation market shares remain unchanged.

         With respect to transmission, ATCLLC will be subject to FERC oversight regarding transmission rates and the obligation to provide non-discriminatory, open-access transmission service. Given the greater separation between the generation and transmission functions, and the lack of any change in generation market shares, the Divestiture Transaction


________________________________________________________________________________

/37/ Merger Filing NOPR, IV FERC Stats. & Regs. (P) 32,528 at 33,365.

will have a neutral or beneficial effect on competition and, therefore, should be approved by the Commission.

          2.  The Divestiture Transaction Will Have No Adverse Effect on Rates.

          Under the Merger Policy Statement, the Commission must determine that FPA Section 203 applicants' wholesale power and transmission customers will be protected from adverse rate impacts attributable to a proposed transaction./38/ In this case, no such adverse effects will result from the Divestiture Transaction.

          Although Edison Sault does not have any current OATT customers, applicable rates for transmission service on those facilities should remain the same or decline. The rates charged for generation-based ancillary services by Edison Sault under the WEC Operating Companies' OATT will remain unchanged. Since ATCLLC's rates for generation-based ancillary services will simply reflect a pass-through of such costs, and since it will be free to purchase ancillary services from other suppliers where technically feasible, rates for these ancillary services will remain the same or decline. In addition, transmission customers will benefit from ATCLLC's transmission-only business focus from both a tariff administration and system-planning standpoint.

          As discussed above, Edison Sault does have one transmission customer - Cloverland - who takes service under a pre-Order 888 contract, the TCA. The TCA provides for the coordinated use of Cloverland's and Edison Sault's transmission facilities (40kV and above) that are situated "within or immediately adjacent to the Counties of Luce, Mackinac, Schoolcraft

---------------
/34/ See FERC Stats. & Regs. (Regulations Preambles) at 30,123.

and Chippewa in the Upper Peninsula of the State of Michigan ..."/39/ The TCA refers to the joint pool of Cloverland and Edison Sault facilities in or immediately adjacent to the identified counties as the Coordinated Transmission System. The purpose of the TCA is stated in section 2.01 of the agreement as follows:

          The Coordinated Transmission System shall provide the transmission service needs of both parties, and is established in order to obtain the benefits of coordinated development of transmission service requirements of both parties and to make unnecessary the construction of duplicating facilities by either party. For such purposes, each party shall coordinate its planning for construction of additional Transmission Facilities with the other party and shall utilize the Coordinated Transmission System so far as is practical to deliver its power and energy requirements in accordance with the provisions of this Agreement.

          Under the TCA, Cloverland and Edison Sault coordinate the day-to-day interconnected operations of their respective transmission systems, annually prepare a five-year load forecast, and plan for the operation of the Coordinated Transmission System. In addition, the contract requires that each party contribute annually to the operations and maintenance of the Coordinated Transmission System, and to the construction of additional facilities if needed. The financial responsibility of the parties for the Coordinated Transmission System is determined based on the parties' relative peak loads,/40/ multiplied by the aggregate dollar investment in the Coordinated Transmission System.

          Because Edison Sault is seeking to transfer all of its transmission facilities that are part of the Coordinated Transmission System under the TCA, Edison Sault believes that the assignment of the TCA to ATCLLC is an appropriate option. Cloverland and ATCLLC can coordinate their operations of the Coordinated Transmission System, and the financial

-------------------
/39/  TCA Preamble.  A copy of the TCA is included in Exhibit H.

/40/ Peak load is defined in the TCA to be the amount of demand that each transmission provider supplies from the Coordinated Transmission System.

responsibility of Cloverland and ATCLLC for the Coordinated Transmission System can be determined in the same fashion - based on the parties' relative peak loads. Edison Sault notes that, at least initially, it will maintain accounting and property records relative to the administration of the TCA until such time as ATCLLC is capable of maintaining this data.

          3.  There Will be No Adverse Effect On Regulation.

          Under the Merger Policy Statement, the Commission requires parties to evaluate the effect on regulation of a merger or other proposed transaction, both at the federal and state level. The Commission has indicated that it may set a Section 203 application for hearing if: (1) the merged entity would be part of a registered holding company and the applicants do not commit to abide by the Commission's policies on the pricing of non-power goods and services between affiliates; or (2) the affected state commissions do not have authority to act on the transactions./41/ Neither of these concerns is raised by this Application, and the Divestiture Transaction will not adversely affect federal and state regulation.

          The Divestiture Transaction will not have any adverse impact on federal regulation. First, Edison Sault, the contributor of the assets, will continue to be fully subject to Commission regulation with respect to all wholesale sales provided to its existing customers. Second, the transfer of the Edison Sault Transmission System to ATCLLC will not result in the formation of a registered holding company, but ATCLLC will be a public utility fully subject to the jurisdiction of the Commission. Accordingly, there should be no concern over the Commission's ability to regulate effectively, nor any Ohio Power concerns as a result of the Divestiture Transaction.

---------------
/41/   See FERC Stats. & Regs. (Regulations Preambles) (P) at 30,124-125.

          Furthermore, with regard to "affected state commissions," the Merger Policy Statement reflects the Commission's concerns that state regulators should not be divested of the authority to act on mergers of traditional vertically integrated utilities with captive retail (as well as wholesale) customers. The Divestiture Transaction does not involve a merger of vertically integrated utilities. Upon consummation of the Divestiture Transaction, Edison Sault will continue to be fully subject to the jurisdiction of MPSC with respect to retail rates charged by Edison Sault, either as provider of electricity or as a provider of electric delivery services for unbundled retail electricity sales./42/

     B. THE DIVESTITURE TRANSACTION IS CONSISTENT WITH THE RTO FINAL RULE, AND ADVANCES COMMISSION POLICY SUPPORTING FUNCTIONAL UNBUNDLING ARTICULATED IN ORDER NOS. 888 AND 889.

          1.  Order No. 2000.

          Edison Sault believes that its transfer of assets to ATCLLC is consistent with Order No. 2000, because it will facilitate greater separation of generation and transmission ownership, and will allow Edison Sault to meet all of the RTO criteria set out in Order No. 2000 through its membership in the Midwest ISO. Edison Sault clarifies that, currently, it is not intended that ATCLLC will necessarily meet all of the requirements of Order No. 2000, nor will ATCLLC individually seek to be constituted as an RTO. Both Edison Sault and ATCLLC will meet the requirements of Order No. 2000 through membership in the Midwest ISO. Accordingly, Edison Sault does not believe it is necessary that the Commission condition

--------------
/42/ While the MPSC may lose jurisdiction over the transmission component of Edison Sault's retail sales, that component will continue to be subject to regulatory scrutiny at FERC, and thus will not fall into any regulatory gap.

approval of this Section 203 application on ATCLLC itself meeting the requirements of Order No. 2000.


          2.  Order No. 888.

          In Order No. 888, the Commission determined that functional unbundling of wholesale generation and transmission services is necessary to implement non-discriminatory open access transmission service. In doing so, the Commission stopped short of mandating corporate unbundling, which could include the establishment of a separate corporate affiliate to manage a utility's transmission assets. The Commission concluded that "functional unbundling of wholesale services is necessary to implement non-discriminatory open access transmission and ... corporate unbundling should not now be required."/43/

          ATCLLC's acquisition and operation of the Edison Sault Transmission System will exceed the functional unbundling requirements of Order No. 888 and bring with it greater corporate and organizational separation of transmission from generation. ATCLLC will be responsible for providing all open access transmission and ancillary services under the ATCLLC OATT. Edison Sault will remain responsible for obtaining transmission service in order to serve its retail load. Thus, upon consummation of the Divestiture Transaction, Edison Sault will become a network transmission customer of ATCLLC and will be required to secure transmission service from ATCLLC in the same manner as unaffiliated network transmission customers.

          Moreover, the Divestiture Transaction allows for an even greater separation of Edison Sault's wholesale merchant employees from its transmission system operations personnel

--------------
/43/ FERC Stats. & Regs. (Regulations Preambles) at 31,654.

than is required under Order Nos. 888 and 889. Edison Sault will no longer operate transmission facilities, and ATCLLC's transmission operations will be managed by a corporate manager (ATC Management Inc.), which will have its own board of directors.

          ATCLLC will not be engaged in the electric power generation business, and it will contract with Edison Sault and others on the open market to provide ancillary services on a least-cost basis. ATCLLC will not own local distribution facilities, and it will arrange for use of local distribution only to the extent required to provide transmission services to wholesale customers served at voltages below 50kV (generally) under the ATCLLC OATT. ATCLLC will focus solely on efficiently and effectively operating and maintaining, and where necessary expanding, its transmission system, and will be well suited to respond quickly to customer needs.

          In sum, Edison Sault, by transferring all of its transmission facilities to a separate company and by agreeing to take transmission and ancillary services under that company's OATT, goes well beyond the Commission's comparability and functional unbundling requirements set forth in Order Nos. 888 and 889.

VII. REQUEST FOR WAIVER OF CERTAIN FILING REQUIREMENTS UNDER PART 33 OF THE COMMISSION'S REGULATIONS.

          The Commission has granted waiver of certain filing requirements of
Part 33 of its regulations in similar situations, including WEPCO and WPL's recent applications for authority to transfer their assets to ATCLLC in Docket Nos. EC00-45-000 and EC00-33-000, respectively. Likewise, the Commission has not applied its Part 33 requirements to transfers of operational control of transmission facilities to an ISO despite the literal applicability of Section

203. See Atlantic City Elec. Co., 76 FERC (P) 61,306 (1996)./44/ Thus, the Commission has focused on the practical question of whether the applicants have provided sufficient information to evaluate the proposed disposition. The information contained in this application provides the Commission with sufficient information to evaluate Edison Sault's proposal to transfer the Edison Sault Transmission System to ATCLLC. Accordingly, to the extent deemed necessary, Edison Sault requests waiver of the Part 33 filing requirements.

VIII. LIST OF EXHIBITS REQUIRED BY PART 33 OF THE COMMISSION'S REGULATIONS, 18 C.F.R. (S) 33.3.

          Edison Sault has attached the following exhibits in accordance with the Part 33 filing requirements, or hereby requests waiver of certain requirements as follows:

       Exhibit A.  Copies of All Resolutions of Directors.

          As discussed in Section VII above, Edison Sault requests waiver of this requirement.

       Exhibit B.  Statement of Intercorporate Relationships.

          As discussed in Section VII above, Edison Sault requests waiver of this requirement.

       Exhibit C.  Statements A and B, Actual and Pro Forma Balance Sheets and
                   Plant Schedules.

          Attached hereto are copies of the relevant comparative balance sheets for Edison Sault for the year ending December 31, 1999. To the extent that Part 33 requires additional data, Edison Sault requests waiver of this requirement as discussed in Section VII above.

--------------
/44/ As noted in the January 15, 1998, filing under Section 203 of the FPA submitted by the Midwest ISO public utilities in Docket No. EC98-24-000, the Commission generally has not applied the filing requirements set forth at 18 C.F. R. (S)(S) 33.2 and 33.3 to the transfers of facilities pursuant to the establishment of an ISO.

     Exhibit D.  Statement of All Known Contingent Liabilities Except Minor
Items.

          As discussed in Section VII above, Edison Sault requests waiver of this requirement. In addition, Edison Sault notes that in the Merger Filing NOPR, the Commission proposed to streamline applicants' filing responsibilities by, inter alia, eliminating the current Exhibit D filing requirement. See FERC Stats. & Regs. (P) 32,528 at 33,364. This requirement is somewhat redundant, in that information with respect to known contingent liabilities is filed in Edison Sault's FERC Form 1 and, thus, the Commission already has such information in its files. Accordingly, Edison Sault submits that good cause exists to grant this request for waiver.

     Exhibit E.  Statement C, Actual and Pro Forma Income Statements.

          Attached hereto are copies of Edison Sault's income statement as reported in its FERC Form 1 for the year ending December 31, 1999. To the extent that Part 33 requires additional data, Edison Sault requests waiver of this requirement as discussed in Section VII above.

     Exhibit F.  Analysis of Retained Earnings.

          Attached hereto are copies of Edison Sault's retained earnings statement as reported in its FERC Form 1 for the year ending December 31, 1999. To the extent that Part 33 requires additional data, Edison Sault requests waiver of this requirement as discussed in Section VII above.

     Exhibit G.  Copies of All Applications Filed with any Other Federal and
                 State Regulatory Body in Connection with the Proposed Transaction and Certified Copies of Each Order Relating Thereto.

          As discussed in Section VII above, Edison Sault requests waiver of this requirement.

     Exhibit H.  Copies of All Contracts with Respect to the Transaction.

          Attached hereto as Exhibit H are copies of the Asset Contribution Agreement, the Shareholders Agreement, the Operating Agreement of American Transmission Company LLC, and the TCA between Cloverland and Edison Sault. A complete set of the contracts applicable to this transaction was filed with the Commission on August 24, 2000, in Docket No. EC00-120-000, as Attachment H to the section 203 application of SBWGE.

     Exhibit I. Maps of Property Being Conveyed, Interconnections, and Principal Cities Served.

          A map of the Edison Sault Transmission System is attached hereto as
Exhibit I. To the extent additional information is required, Edison Sault requests waiver of this requirement as discussed in Section VII above.

IX.  CONCLUSION.

          Edison Sault respectfully requests that the Commission expeditiously authorize the Divestiture Transaction under the terms and conditions set forth in this Application. In addition, Edison Sault respectfully requests that the Commission approve the transfer under Section 203 of the FPA by no later than November 15, 2000. As this Application shows, the Divestiture Transaction is consistent with the public interest and further facilitates the increasing efforts to restructure and bring robust competition to the Nation's electric utility industry.

                              Respectfully submitted,


                              _______________________________
                              Julie B. Greenisen
                              Antoine P. Cobb
                              Melissa L. Pignatelli
                              Troutman Sanders LLP
                              1300 I Street, N.W., Suite 500 East
                              Washington, D.C. 20005-3314
                              (202) 274-2950 (telephone)
                              (202) 274-2994 (facsimile)

                              Attorneys for Edison Sault Electric Company

Dated: August 28, 2000